Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Lynda L. Glass
717.339.5085

ACNB CORPORATION

ANNOUNCES 2008 EARNINGS

GETTYSBURG, PA, March 6—ACNB Corporation reported net income of $6,744,000 for the year ended December 31, 2008, compared to $7,937,000 for the year ended December 31, 2007, a decrease of $1,193,000 or 15%.  The decrease in earnings is primarily due to a substantial increase in the provision for loan losses as a result of specific allocations deemed necessary for certain commercial loans, sustained loan growth in recent quarters, and more pronounced uncertainty in prevailing economic conditions.  Net income on a per share basis amounted to $1.13 for 2008 and $1.32 for 2007.  A significant component of the Corporation’s net income is net interest income, which rose 16% to $29,024,000 for the year ended December 31, 2008, in comparison to $25,020,000 for the year ended December 31, 2007.

Commenting on these year-end earnings results, ACNB Corporation President & Chief Executive Officer Thomas A. Ritter said, “ACNB Corporation remains well capitalized by industry standards.  During 2008, we achieved healthy growth in several key areas—including loans, deposits and new business in the Trust & Investment Services area of the Bank.  The accomplishments related to the loan and deposit portfolios contributed to record net interest income in 2008 of over $29 million.”

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He continued, “However, risk factors do persist in the general economy, including important areas such as housing and unemployment trends.  We continue to fortify our allowance for loan losses in exchange for current earnings during this period of prolonged uncertainty.”

Aggregate quarterly cash dividends paid to ACNB Corporation stockholders in 2008 totaled $4,550,000, or $.76 per share.  This is the same amount that was paid in 2007.

Total assets of ACNB Corporation on December 31, 2008, were $977 million—an increase of 5% from December 31, 2007.  Total deposits increased by 3% over the previous year to $690 million.  Total loans rose by 16% to $638 million, as compared to December 31, 2007.  Stockholders’ equity on December 31, 2008, was $84.4 million compared to $85.1 million at December 31, 2007.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, Adams County National Bank serves its marketplace via a network of 18 retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA.  In addition, the Bank operates loan offices in Hanover, York County, and Chambersburg, Franklin County, PA.  Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 33 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, MD, and Germantown, Montgomery County, MD.

In addition to historical information, this press release may contain forward-looking statements.  Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy.  Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements.  They only reflect management’s analysis as of this date.  The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances.  Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

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ACNB #2009-02

March 6, 2009